Exhibit 99.1

SeraCare Reports Fiscal Year 2011 and Fourth Quarter Financial Results
--Conference call scheduled for 8:30 a.m. Eastern Time--

MILFORD, Mass., Nov. 17, 2011 – SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported financial results for its 2011 fiscal fourth quarter and year ended September 30, 2011.

“During the fourth quarter, we drove an improvement in the direction of our product sales, halting a four-quarter trend of year-over-year declines,” said Greg Gould, Interim President, Chief Executive Officer and Chief Financial Officer. “We believe this improvement is a direct result of our new sales strategy. Specifically, we executed on a high-touch customer interaction initiative to educate key accounts on the full scope of our product portfolio and to deliver exceptional service—resulting in new sales opportunities from existing customers. In addition, we continued to expand our offerings by introducing 12 new products designed to improve patient care during the quarter. We introduced 24 new products in fiscal 2011.

“While, as anticipated, revenues are down in comparison to fiscal year 2010, we have made significant progress in our underlying business operations,” said Gould.  “We are confident that the actions we’re taking and the momentum we are generating will lead to improved top and bottom line financial performance in 2012.”

For the quarter ended September 30, 2011, SeraCare reported revenue of $11.0 million, a 17.3 percent decrease compared to $13.3 million in revenue for the quarter ended September 30, 2010. Gross margins remained relatively flat at 39.0 percent, compared to 39.1 percent for the same quarter in the prior year. The Company reported a net loss of $831,000, or ($0.04) per share on a basic and diluted basis, compared to net income of $2.0 million, or $0.11 per share on a basic and diluted basis, for the year ago quarter. The decline in earnings per share was primarily due to $1.4 million of costs related to severance charges and the evaluation of strategic alternatives over the quarter.

For the year ended September 30, 2011, SeraCare reported revenue of $43.5 million, a 13.7 percent decrease compared to $50.4 million in revenue for the year ended September 30, 2010. Gross margins decreased to 38.5 percent compared to 41.3 percent for the prior year. The Company earned net income of $2.7 million and earnings per share on a basic and diluted basis of $0.14, compared to net income of $6.7 million and earnings per share on a basic and diluted basis of $0.36 and $0.35, respectively, during fiscal 2010. The Company continues to maintain a strong balance sheet with $18.1 million in cash and minimal debt.

"SeraCare is executing on plan and with a great sense of urgency to put the Company on a growth trajectory that creates value for our customers and our shareholders," said Joseph Nemmers, Chairman of the Board. “Employees at SeraCare have done an excellent job during this time of transition. While we remain focused on improving the customer experience and our financial results, the Board of Directors, as previously reported, is also evaluating strategic alternatives and will continue to act in the best interest of our shareholders.”

Conference Call Information:

SeraCare will host a conference call today, November 17, 2011, at 8:30 a.m. Eastern Time. The conference call will be webcast live over the Internet and can be accessed by logging on to the "Investor Center, Events" section of the SeraCare Life Sciences website at www.seracare.com. The call can also be accessed by dialing (800) 706-7741 (within the United States) or (617) 614-3471 (outside the United States). The passcode for participants is 15885680.

A replay of the call will be available approximately two hours after the live call concludes through November 24, 2011. To access the replay, dial (888) 286-8010 (within the United States) or (617) 801-6888 (outside the United States). The passcode is 93812436. The webcast will also be archived on the Company's website.

About SeraCare Life Sciences, Inc.:

SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company's innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare's quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:

This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. ("SeraCare" or the "Company"). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as "expect," "believe," "anticipate," "intend," or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, disruptions arising from our management transition, expenses associated with our management transition, distraction of management and employees arising from our evaluation of strategic alternatives, including a potential sale of the company, expenses associated with our evaluation of strategic alternatives, uncertainty among customers, suppliers, employees and others regarding our management transition and our evaluation of strategic alternatives, prolonged impairment of sales from changes in our sales organization, revenue shortfalls arising from customer transitions to new products, unpredictability in large customer orders, failure to maintain proper inventory levels, availability of financing, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare's competitors, changes in the regulatory environment, delays in new product introductions, lack of market acceptance of new products, decreased healthcare spending, reduced margins resulting from a shift in revenue towards services, absence or loss of acquisition opportunities to higher bidders, potential failure to complete any announced acquisition, and potential failure of any acquisition to produce expected revenues, profits or synergies. Many of these factors are beyond our ability to control or predict.

SERACARE LIFE SCIENCES, INC.

STATEMENTS OF OPERATIONS — UNAUDITED

	For the Three Months Ended		For the Twelve Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$10,990,229	$13,296,546	$43,484,232	$50,380,140
Cost of revenue	6,707,972	8,093,745	26,741,332	29,594,419
Gross profit	4,282,257	5,202,801	16,742,900	20,785,721
Research and development expense	427,468	234,768	1,276,944	777,068
Selling, general and administrative expenses	3,204,292	2,954,647	12,284,315	12,671,970
Costs related to management transition and
exploration of strategic alternatives	1,438,480	27,470	1,438,480	488,780
Reorganization items	-	-	(846,094)	-
Operating income (loss)	(787,983)	1,985,916	2,589,255	6,847,903
Interest expense	(37,622)	(1,911)	(60,815)	(234,745)
Other income, net	7,500	29,410	23,002	99,493
Income (loss) before income taxes	(818,105)	2,013,415	2,551,442	6,712,651
Income tax expense (benefit)	12,553	(675)	(115,564)	7,900
Net income (loss)	$(830,658)	$2,014,090	$2,667,006	$6,704,751

Earnings (loss) per common share
Basic	$(0.04)	$0.11	$0.14	$0.36
Diluted	$(0.04)	$0.11	$0.14	$0.35
Weighted average shares outstanding
Basic	19,040,928	18,853,544	18,934,189	18,817,478
Diluted	19,040,928	19,143,702	19,295,183	19,108,186

The Company has reclassified fiscal 2010 costs related to exploring strategic alternatives previously reported as selling, general and administrative expenses to costs related to management transition and exploration of strategic alternatives.

SERACARE LIFE SCIENCES, INC.

BALANCE SHEETS — UNAUDITED

	As of	As of
	September 30,	September 30,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$18,106,164	$16,074,915
Accounts receivable, less allowance for doubtful accounts of $180,000 and $40,000 as of September 30, 2011 and 2010, respectively	6,339,422	7,288,133
Taxes receivable	4,058	118,486
Inventory	10,163,407	9,028,809
Prepaid expenses and other current assets	127,021	333,191
Total current assets	34,740,072	32,843,534
Property and equipment, net	5,669,065	5,970,179
Goodwill	4,284,979	4,284,979
Other assets	384,086	526,810
Total assets	$45,078,202	$43,625,502
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,035,058	$2,787,855
Accrued expenses and other liabilities	2,384,301	4,041,172
Current portion of long-term debt	23,525	55,994
Total current liabilities	4,442,884	6,885,021
Long-term debt	-	21,970
Other liabilities	2,030,943	2,216,916
Total liabilities	6,473,827	9,123,907
Commitments and contingencies
Stockholders' equity
Preferred stock, $.001 par value, 5,000,000 shares authorized; no shares issued or outstanding as of September 30, 2011 and 2010	-	-
Common stock, $.001 par value, 35,000,000 shares authorized; 19,069,078 and 18,853,584 shares issued and outstanding as of September 30, 2011 and 2010, respectively	19,070	18,853
Additional paid-in-capital	105,786,650	104,351,093
Retained earnings (deficit)	(67,201,345)	(69,868,351)
Total stockholders' equity	38,604,375	34,501,595
Total liabilities and stockholders' equity	$45,078,202	$43,625,502

Contacts:
Gregory A. Gould
Interim President, Chief Executive Officer and Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060

Tom Laughran
Fleishman-Hillard Inc.
312-729-3719